Exhibit 10.47

STW WATER PROCESS & TECHNOLOGIES, LLC/STW RESOURCES HOLDING CORP

EMPLOYMENT AGREEMENT

INCORPORATED TERMS

This Employment Agreement (the “Agreement”), is made by and between STW Water Process and Technologies, a Texas LLC (the “Company”) whose mailing address is 3424 South County Road 1192, Midland, Texas 79706 and Alan Murphy (“Employee” or “you”), on May 27, 2014 (the “Commencement Date”).

RECITALS

WHEREAS, the Company desired to employ Employee and to have the benefit of his skills and services, and Employee desired to accept employment with the Company, and therefore retained Employee as the Company’s President as of the Commencement Date; and

WHEREAS, the Company and the Employee have negotiated the terms of Employee’s employment;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Disclosure, Non-Solicitation and Non-Compete Agreement (“Non-Disclosure Agreement”), attached as Exhibit A and hereinafter defined, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1.           Position.  The terms of your new position with the Company are as set forth below:

(a)           You shall serve as the President of the Company with such responsibilities, duties and authority as are customary for a President of similarly situated companies.  The Employee shall report to the CEO of Company.

You shall perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Board of Directors of the Company (“Board”) and subject to the discretion of the Board.  You shall perform your duties for the Company at the Company’s offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices are located at 3424 South County Road 1192, Midland, Texas 79706.

 (b)           Employee shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties hereunder and as later identified by the Board and to use his best efforts to perform such responsibilities faithfully and efficiently.  Without limiting the generality of the foregoing paragraph, during the Term Employee may join professional associations and otherwise be involved with any other business activities, Board positions consulting and advisory services or trusts to the extent that, in the reasonable judgment of the Board or its designee, such other business pursuits and activities do not (i) interfere in any material respect with Employee’s ability to discharge Employee’s duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) violate the Conflicts provision of Employee’s Non-Disclosure Agreement. Notwithstanding the foregoing, Employee shall be entitled to finish up his work on the current projects described on Schedule A attached hereto (collectively, the "Current Projects"), provided however that Employee shall be phased out of such Current Projects no later than August 1, 2014 (the "Cut-Off Date"), unless the Company consents in writing to an extension of such time for a specific assignment related to the Current Projects.  Employee hereby acknowledges and agrees that any and all future projects or assignments not listed on Schedule A shall constitute the work and property of the Company.

2.           Employment Term. The term of Employee’s employment hereunder (such term of employment, as it may be extended or terminated, is herein referred to as the "Term") shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 6 hereof, ending on the third anniversary of the Effective Date (the "Original Employment Term").

3.           Compensation.   In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.  Employee stock options and stock grants will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividend, combination or recapitalization.

(a)    Base Salary. You will be paid an annual base salary of $200,000 dollars, which will be paid in accordance with the Company's regular payroll practices (“Base Salary”).

(b)    Intentionally Left Blank.

(c)    Performance Bonus.  In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) in such amounts equal to 100% of Base Salary, and shall be determined in the sole discretion of the CEO of Company following the end of each fiscal year of the Company.

(d)     Annual Review of Base Salary and Performance Bonus. the CEO of STW Resources Holding Corp. ("Parent Company"), the Company's parent company, shall perform an annual review of your Base Salary and Performance Bonus and shall determine the appropriate adjustments to each component of your total compensation within sixty (60) days of the start of each Additional Term, if any (the “Annual Review”). The Annual Review shall be submitted to the Parent Company's Compensation Committee for review and approval. Notwithstanding anything contained herein to the contrary, you understand and agree that the Board is not required to increase the Base Salary or pay you any Performance Bonuses to such, or any other amount, contemplated herein.

(f)   Options.  In addition to (and not in lieu of) the Base Salary and any Bonus, Employee shall be entitled to an aggregate of 3,000,000 options to purchase shares of STW’s common stock, which shall be issued upon signing and vested in accordance to the schedule in the Option Agreement, commencing on the Effective Date; provided however, that Employee shall only be entitled to the Options and vesting schedule if he remains in his position as the Company's President on any such installment date.

(g)           Withholding of Taxes.  You understand that the services to be rendered hereunder will cause you to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes).  You hereby consent to the withholding of such taxes as are required by the Company.

(h)           Company Vehicle, iPad, and Phone.  During the Term, the Company shall provide you with an iPad, company phone, and vehicle and shall pay the reasonable gas charges and maintenance for such vehicle.

4.           Benefits.

(a)           Benefit Plan – Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees and their dependents, for whom the costs will be covered by you. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(b)           Vacation; Sick Leave.  You will be entitled to twenty (20) days of paid time off per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked.  Vacation may not be taken before it is accrued.

(c)           Other Benefits.  The Company will provide you with standard business reimbursements (including supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts.  In addition, you will receive any other statutory benefits required by law.

(d)           Reimbursement of Expenses.  You shall be reimbursed for all normal items of travel and entertainment and miscellaneous business expenses reasonably incurred by you on behalf of the Company, provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time. Notwithstanding anything herein to the contrary, any items that would result in Employee’s annual expenses exceeding $3,000, must be pre-approved by the Company in writing.

5.           Confidential Information and Non-Disclosure Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Non-Disclosure Agreement, a copy of which is annexed as Exhibit A for your review and execution, prior to or on your Commencement Date.

6.           Termination of Employment.

(a)    You and the Company may extend the term of your employment, which will automatically extend all of the terms of this Agreement unless specifically modified as permitted herein, by mutual written agreement.

(b)     Upon Termination for Cause, as hereinafter defined, you shall be immediately paid all accrued unpaid salary on a pro rata basis through the date of termination, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination.

(c)    Except as otherwise specifically set forth in Sections 6(h) through 6(l) below, upon any termination other than for cause, you will immediately be paid all accrued salary on a pro rata basis through the date of termination, all incentive compensation to the extent earned, severance compensation as provided below, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

(d)    Forfeiture of Rights.  In the event that, subsequent to termination of Employee’s employment hereunder, Employee breaches any of the provisions of the Confidentiality Agreement in any material respect, all payments and benefits to which Employee may otherwise have been entitled to pursuant to this Section 6 hereof shall immediately terminate and be forfeited.

(e)    Base Salary Continuation.  Any Base Salary continuation set forth in this Section 6 shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Section 409A (as defined below) and as such shall be payable pursuant to the following schedule:  such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.

Notwithstanding any provision in this Agreement to the contrary, in the event that Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of Employee’s termination of employment or before the date of Employee’s death, if earlier.

(g)           Termination For Cause.  The Company shall have the right to terminate Employee’s employment for Cause, effective immediately upon notice thereof by the Company to Employee.  In the event the Company terminates Employee’s employment for Cause (as such term is defined below), such termination (“Termination For Cause”) shall be effective immediately upon notice thereof, in which case Employee will have no rights or claims against the Company under this Agreement except as set forth in Section 6(b) above.  “Termination for Cause” means termination by Company of Employee's employment (i) by reason of Employee's willful fraud upon, or deliberate injury or attempted injury to, the Company; (ii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement or any contract between Employee and the Company; (iii) conduct of Employee that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Employee’s gross unfitness to serve; (iv) by reason of Employee's material breach of: (x) this Agreement or the Confidentiality Agreement or (y) any statutory (including fiduciary) duty of the Employee to the Company; provided, however, that no such termination under subsection (iii) or (iv) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

(h)           Death or Disability.  The Company may by written notice to Employee or his personal representative terminate Employee’s employment on account of his Total Disability.  Employee’s employment shall terminate automatically upon his death.  For purposes hereof, Employee shall be deemed to experience a “Total Disability” if Employee is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, Employee shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 90 consecutive days or longer, or for shorter periods aggregating 120 days in any 360-day period.  In the event of any dispute under this Section 6(h), Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.  In the case of a Total Disability, until the Company shall have terminated Employee’s employment hereunder in accordance with the foregoing, Employee shall be entitled to receive compensation provided for herein notwithstanding any such Total Disability.  In the event of the termination of Employee’s employment on account of his Total Disability, such termination shall be effective immediately upon notice, in which case Employee or his representative will have no rights or claims against the Company under this Agreement except as follows:

(i)           Employee (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the effective date of his termination and (B) any unreimbursed expenses properly incurred;

(ii)           All other of Employee’s accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan or program of the Company in which Employee is then participating at the time of his termination; and

(iii)           In the case of Employee’s Total Disability only, the Company shall continue Employee’s medical benefits coverage existing at the time of his termination for as long as permissible under the Company’s health benefits policies (not to exceed 60 days) and the Company further agrees to pay Employee’s COBRA premiums for a period of the lesser of (A) 6 months thereafter and (B) the remainder of the Term, with such premiums to provide for coverage at the same level and subject to the same terms and conditions  as in effect for Employee at the time of termination.

 (i)           Involuntary Termination Without Cause.  The Company may terminate Employee’s employment, other than on account of death, Total Disability or for Cause, on 30 days written notice (“Termination Without Cause”), in which case Employee will have no rights or claims against the Company under this Agreement except as follows:

(i)           Employee (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination, and (B) any unreimbursed expenses properly incurred;

(ii)           All other of Employee’s accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Employee is then participating at the time of his termination;

(iii)           Subject to Employee’s execution of a release satisfactory to the Company, Employee shall receive severance payments in the form of monthly payments of Employee’s Base Salary (as in effect immediately prior to such termination) for a period of  6 months following the effective date of such termination or  the remainder of the Term (such period of time, the “Severance Period”), not exceed 6 months; and,

(iv)           Subject to Employee’s execution of a release satisfactory to the Company, the Company shall continue Employee’s medical benefits coverage existing at the time of his termination for as long as permissible under the Company’s health benefits policies (not to exceed 60 days) and the Company further agrees to pay Employee’s COBRA premiums for a period of time equal to the Severance Period, with such premiums to provide for coverage at the same level and subject to the same terms and conditions as in effect for Employee at the time of termination.

For the avoidance of doubt, upon any Termination Without Cause, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided above, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance  with the applicable plan), and accrued vacation pay, all to the date of termination.

(j)           Voluntary Termination For Good Reason.  Employee may terminate his employment for good reason (“Termination For Good Reason”) upon 30 days written notice.  In the event of Termination For Good Reason, Employee shall be entitled to receive the payments and other rights provided in Section 6(i) hereof, subject to the same conditions stated therein.  For purposes of this Agreement, Termination For Good Reason shall mean voluntary termination by Employee of his employment as a direct result of a breach by the Company of any of its material obligations under this Agreement; provided, however, that Employee shall not have the right to terminate his employment for Good Reason unless (a) Employee shall have given the Company written notice setting forth in reasonable detail (i) the circumstances deemed to constitute “Good Reason,” (ii) reasonable action that would remedy such circumstances and (iii) a reasonable time (not less than 30 business days) within which the Company may take such remedial action, and (b) the Company shall not have taken such specified remedial action within such specified reasonable time.

(k)           Voluntary Termination.  Employee may otherwise terminate his employment without Good Reason upon 30 days written notice, in which case Employee (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary on a pro rata basis through the date of the termination, and (B) any unreimbursed expenses properly incurred.

(l)           Voluntary Termination Due to Change in Control.  In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company prior to the Termination Date, Employee will be paid as severance pay: (i) all accrued salary, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination; and, (ii) Employee's Base Salary for the period commencing on the date that Employee's employment is terminated and ending on the date which is six months thereafter.  For purposes of this Agreement, a “change in control” shall be defined as the sale of more than fifty (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities or a merger (or similar transaction) in which the Company is not the surviving entity or following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s voting stock.

7.           Non-Solicitation. You agree to the non-solicitation terms set forth in the Non-Disclosure Agreement.

8.           Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of Texas applicable to contracts entered into and wholly to be performed within the State of Texas by Texas residents.  Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 6 or Section 7, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within Texas) is to be settled by arbitration in Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. The provisions of this Section 8 shall specifically survive the termination of this Agreement.

9.           Miscellaneous. This Employment Agreement, together with the Non-Disclosure Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified, amended and no provision may be waived, except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by Texas law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Agreement.  This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.  This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

10.           No Inconsistent Obligations.  Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company.  The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound.  Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  Employee represents and warrants that he has returned all property and confidential information belonging to all prior employers.

11.           Survival.  The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

12.           Attorneys’ Fees.  Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Employee’s employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

13.           Assistance in Litigation.  Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

14.           Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:               STW Water Process and Technologies
Stanley T. Weiner
4324 South County Road 1192
Midland, Texas 79706
Email: stw@stwresources.com
Facsimile:

If to you:

Alan P. Murphy

15.           Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject Employee to payment of interest or any additional tax under Section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Employee.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE	STW WATER PROCESS AND TECHNOLOGIES
_______________________________	By:______________________________
Name: Alan Murphy	CEO: Stanley T. Weiner
[ ]

Schedule A
Current Projects

EXHIBIT A

NON-DISCLOSURE, NON-SOLICITATION
AND NON-COMPETE AGREEMENT

This Non-Disclosure, Non-Solicitation and Non-Compete Agreement (this “Agreement”), dated as of ____________________, 2014, is made by and between STW Water Process and Technologies, a Nevada corporation (the “Company”) whose mailing address is [  ] and Alan Murphy (“Employee” or “you”), residing at ______________________________________________________________________.

RECITALS

WHEREAS, Employee is commencing employment with the Company pursuant to that certain Employment Agreement executed by and between the Company and Employee on the date thereof (the “Employment Agreement”).  Any terms not otherwise defined herein, shall have the meaning set forth in the Employment Agreement;

WHEREAS, the Company wishes to enter into this Non-Disclosure, Non-Solicitation and Non-Compete Agreement (this “Agreement”) with Employee to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company and others with whom the Company does business and to avoid the solicitation by Employee of the Company’s customers, collaborators and other employees;

WHEREAS, Employee recognizes the Company’s need for this Agreement to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties;

WHEREAS, prior to the Cut-Off Date, the terms of this Agreement shall not apply to the Current Projects set forth on Schedule A to the Employment Agreement; and

WHEREAS, as a condition of the Employment Agreement, Employee has agreed to the terms and conditions hereof and has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the Company’s execution of the Employment Agreement and to provide Employee with Confidential Information (as such term is defined below), as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Scope. Any references in this Agreement regarding Employee’s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, work product, non-solicitation and non-competition) include Employee’s obligation to the Company’s affiliated entities, which includes the Company’s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an “Affiliate” and collectively, the “Affiliates”). Employee also understands that if he is assigned to perform any work or duties with or for the Affiliates, this Agreement shall apply. The word “cessation” in this Agreement refers to the ending of Employee’s employment with the Company for any reason or for no reason at all, including but not limited to resignation, termination for cause, termination without cause and termination for good reason.

2.           Protection of Confidential Information.

(a)           “Confidential Information” means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions, computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, info1mation related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential. The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is in the public domain; (ii) information that, after disclosure by Company, becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Employee is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case Employee shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Employee shall disclose only that portion of the Confidential Information that, in the opinion of the Company’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

(b)           Employee acknowledges that all Confidential Information is, and for all times after the cessation of Employee’s employment shall remain, the property of the Company. Employee agrees that he shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company and to obtain such prior written permission whether during Employee’s employment or after termination of such employment, except as shall be necessary in the ordinary course of performing his duties as an employee of the Company in accordance with the Employment Agreement.

(c)           Employee shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

3.           Conflicts. Employee represents and warrants that his employment or engagement by the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement do not and will not breach any written or oral agreement Employee has entered into relating to intellectual property, noncompetition or otherwise. Employee shall not enter into any written or oral agreement in conflict with this Agreement. Moreover, without limiting the generality of the provisions of the Employment Agreement requiring him to devote full-time efforts to his duties under such Employment Agreement, during the period of Employee’s employment by the Company, Employee shall not, without the Company’s prior written consent, directly or indirectly, engage in any employment, consulting or activity (other than Employee’s employment with the Company) relating to any line of business in which the Company is now engaged, is engaged at such time or is considering, expects or plans to be engaged or which would otherwise conflict with his employment obligations to the Company. Further, Employee shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect.

In keeping with Employee’s fiduciary duties to the Company, Employee agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Company, include, but are not limited to, the following:

•	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

•
acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

•
accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employee does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

•
misuse of the Company’s information or facilities to which Employee has access in a manner that will be detrimental to the Employee’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through the Employee’s business activities;

•	disclosure or other misuse of information of any kind obtained through Employee’s connection with the Company;

•
appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

•
the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

4.           Non-Solicitation of Customers and Suppliers.  During the period of Employee’s employment with the Company and for three (3) years after cessation of his employment with the Company (the “Non-Solicit Period”), Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, divert or attempt to divert any person, concern or entity, which is furnished services by or furnishes services to the Company, from doing business with the Company or otherwise to change its relationship with the Company, or induce or attempt to induce any customer or supplier of, or joint venturer with, the Company to cease being a customer or supplier of, or joint venturer with, the Company or otherwise to change its relationship with the Company.

5.           Non-Competition After Employment.  Employee recognizes the Company’s legitimate business interests and investment in research and development in the oil and gas sectors and acknowledges that certain restrictions applicable to Employee upon termination of employment are reasonable in order to protect the Company’s business interests. The Company similarly recognizes that a substantial portion of the Employee’s professional career has been devoted to research and development in the oil and gas sectors and water sectors, and that Employees’ future financial and professional advancement opportunities are closely linked to his ability to continue such research and development. Therefore, Company and Employee agree that for a period of three (3) years following the termination of the Agreement for any reason, Employee shall not serve, directly or indirectly, in any country, as a founder, partner, officer, director, employee, consultant, joint venturer, lender, or greater than one percent (1%) stockholder or investor of or in any entity or business or accept employment or other engagement with any entity or business that is a client, affiliated with, or a competitor of the Company. The Company and Employee further agree that, if requested by the Company, for a period of up to one (1) year following the termination of the Employment Agreement for any reason except termination without Cause, Employee shall not serve, anywhere in North America, as a founder, co-founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity or business that operates in the oil and/or gas sectors; however, that if the Company so requests, it shall provide to Employee financial compensation for a period equal to the period of Non-compete requested by the Company for up to one year, equal to two (2) times his salary from the Company during the preceding twelve (12) months, in addition to any other financial compensation due to Employee as part of Employee’s severance, if any.

6.           Non-Solicitation and Non-Hire of Employees.  During Employee’s employment with the Company and for two (2) years after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, solicit or induce any employee or consultant of the Company to leave his or her service with the Company, or assist in any manner in the recruitment or hiring of any such person.

7.           Non-Disparagement. Employee agrees that he shall not, at any time, whether during or after cessation of Employee’s employment with the Company, make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company (or any of its Affiliates, or its other officers, managers, directors, partners or investment professionals).

8.           Competitive Protection.  Employee fully understands and realizes that the confidentiality, assignment and non-solicitation, and other terms and conditions of this Agreement shall bind and obligate Employee as described in this Agreement.

9.           Return of Materials.  All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Employee shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Employee upon the Employee’s termination and/or upon Company’s request.

10.           Severability. Each Section and the subparts of each Section herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the clauses contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such clause or clauses shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be coextensive with the maximum restrictions enforceable by the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11.           Survival.  All obligations, duties, rights, remedies, express representations or other provisions required to give force and effect to this Agreement, or made in or given in this Agreement, which have accrued prior to cessation of Employee’s employment with the Company, shall survive the cessation of Employee’s employment with the Company and shall continue and remain in full force and effect in accordance with their respective terms, except where limited to the duration expressly stated therein.

12.           Binding Agreement; Entire Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs (in the case of the Employee) and assigns of the parties hereto. This Agreement, along with the Employment Agreement between the Company and Employee expresses the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements, letters of intent and understandings between the parties, and any and all promises, statements, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, except for any existing confidentiality agreement between the parties. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void.

13.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Texas, without regard to the principles of conflict of laws thereof.

14.           Notices.  Any notice a party is required or may desire to give pursuant to this Agreement shall be given in writing in accordance with the requirements of Section 14 of the Employment Agreement.

15.           Waiver.  Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee and the Company.

16.           Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

17.           Amendments and Modifications.  This Agreement may not be amended or modified other than by an agreement in writing signed by both of the parties.

28.           Headings.  The headings of the sections of this Agreement are used for convenience only and shall not be deemed to constitute a part or to affect the meaning of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure, Non-Solicitation and Non-Compete Agreement as of the date first written above.

EMPLOYEE	STW WATER PROCESS AND TECHNOLOGIES
_______________________________	By:______________________________
Name: Alan Murphy	CEO: Stanley T. Weiner